Exhibit 4.19

DEED OF HYPOTHEC

THIS TWENTY-FIFTH (25th) DAY OF FEBRUARY, TWO THOUSAND AND EIGHT (2008)

BEFORE Mtre. KEVIN LEONARD, the undersigned Notary for the Province of Québec, practising in the City of Montréal,

APPEARED:

AXCAN PHARMA INC. (hereinafter called the “Issuer”), a corporation amalgamated under the laws of Canada, having its registered office at 597, Sir-Wilfrid-Laurier Boulevard, Mont Saint-Hilaire, Québec, J3H 6C4, herein acting and represented by Richard Tarte, its Vice-President, Corporate Development, General Counsel and Secretary, hereunto duly authorized by a resolution of the board of directors, a certified copy, extract or duplicate of which remains annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

AND:

AXCAN CANADA (INVEST) ULC, a Nova Scotia unlimited company, having its registered office at 900-1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, herein acting and represented by Richard Tarte, its General Counsel and Secretary, hereunto duly authorized by a resolution of the board of directors, a certified copy, extract or duplicate of which remains annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

AND:

AXCAN NOVA SCOTIA 1 ULC, a Nova Scotia unlimited company, having its registered office at 900-1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, herein acting and represented by Richard Tarte, its General Counsel and Secretary, hereunto duly authorized by a resolution of the board of directors, a certified copy, extract or duplicate of which remains annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

AND:

AXCAN NOVA SCOTIA 2 ULC, a Nova Scotia unlimited company, having its registered office at 900-1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, herein acting and represented by Richard Tarte, its General Counsel and Secretary, hereunto duly authorized by a resolution of the board of directors, a certified copy, extract or duplicate of which remains annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

AND:

AXCAN NOVA SCOTIA 3 ULC, a Nova Scotia unlimited company, having its registered office at 900-1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, herein acting and represented by Richard Tarte, its General Counsel and Secretary, hereunto duly authorized by a resolution of the board of directors, a certified copy, extract or duplicate of which remains annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

(hereinafter individually called the “Grantor”

and collectively the “Grantors”)

AND:

BANK OF AMERICA, N.A., a bank incorporated under the laws of the United States of America, with offices at One Independence Center, 101 N. Tryon Street, Charlotte, North Carolina, 28246-0100, herein acting and represented by Mathieu Dubord, its signatory, duly authorized as he so declares,

(hereinafter called the “Trustee”)

RECITALS:

A.	The Issuer is authorized by law to issue Debentures and to sell them and give them as security.

B.	The Issuer is desirous of issuing Debentures.

C.	Each Grantor is desirous of securing the payment of the Debentures and Senior Secured Notes in the manner hereinafter provided.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

All capitalized terms used herein that are not otherwise defined herein shall have the meaning given to them in the Credit Agreement. At any time other than during an Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references to the Credit Agreement as in effect on the date hereof (as the same has been amended, amended and restated, supplemented or otherwise modified from time to time). During any Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references, mutatis mutandis, to the Credit Agreement or Replacement Credit Facility (as applicable) as then in effect.

In this Deed, unless the context indicates otherwise:

1.1	“Additional Secured Debt Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under the Permitted Secured Debt and the Permitted Secured Debt Documentation (including any Guarantee thereof), including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, but only to the extent that such Permitted Secured Debt have been designated by the Parent Borrower as “Additional Secured Debt Obligations” pursuant to written notice to the Trustee;

1.2	“Administrative Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent;

1.3	“Canadian Security Agreement” means the Ontario law governed pledge and security agreement dated as of February 25, 2008 between, among others, the Grantors and the Trustee, the whole as amended, supplemented, restated or replaced from time to time;

1.4	“CIPO” means the Canadian Intellectual Property Office;

1.5	“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or to which such Grantor otherwise has the right to grant a license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement;

1.6	“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada or the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada or the United States, including registrations, recordings, supplemental registrations and pending applications for registration at the CIPO or USCO;

1.7	“Credit Agreement” means that credit agreement dated as of February 25, 2008 between, among others, Axcan Intermediate Holdings Inc. and Axcan US Partnership 1 LP, as Borrowers, Axcan MidCo Inc., as Holdings, Bank of America, N.A., as Administrative Agent and the lenders parties thereto, the whole as amended, supplemented, restated or replaced from time to time;

1.8	“Debentureholder” or “Holder” means a person entered as a holder of Debentures in the register maintained for that purpose by the Trustee;

1.9	“Debentures” means the debentures which are issued hereunder from time to time;

1.10	“Equal and Ratable Period” means each period of time during which (a) (i) any Commitments are outstanding, (ii) any Obligations are outstanding (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) or (iii) any Letter of Credit remains outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) or (b) (i) any commitments to extend credit under any Replacement Credit Facility are outstanding, (ii) any other Credit Facilities Obligations arising under any Replacement Credit Facility are outstanding (other than (x) obligations under hedging or other arrangements designated by the Parent Borrower as secured obligations in accordance with any Replacement Credit Facility, (y) obligations under cash management agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) or (iii) any letter of credit issued under any Replacement Credit Facility remains outstanding (except to the extent cash collateralized or backstopped as permitted by such Replacement Credit Facility).

1.11	“Event of Default” means any of the events of default specified in Section 6.1;

1.12	“Excluded Assets” means:

(a)	any interests as lessee in any immovable property;

(b)	any rights under letters of credit, except to the extent the same constitute supporting obligations for other Hypothecated Property;

(c)	any deposit accounts or securities accounts, except to the extent the same constitute proceeds of other Hypothecated Property;

(d)	any commercial tort claim having a value in the reasonable opinion of the applicable Grantor of less than $5,000,000;

(e)	assets owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien of the type described in Section 7.0l(i) of the Credit Agreement that is permitted to be incurred pursuant to the provisions of the Credit Agreement if and to the extent that the contract or other agreement pursuant to which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such asset;

(f)	any assets or properties that are acquired pursuant to a Permitted Acquisition (or that are owned by a Subsidiary acquired pursuant to a Permitted Acquisition), so long as such assets or properties are subject to a Lien permitted by Section 7.0l(p) of the Credit Agreement and solely to the extent that the terms of the agreements relating to such Lien prohibit the hypothec under this Deed from charging such assets or properties, which secured Indebtedness is incurred or assumed in connection with such Permitted Acquisition;

(g)	any Intellectual Property to the extent that the hypothec granted in this Deed on such Intellectual Property would result in the forfeiture of the Grantors’ rights in such property including, without limitation, any Trademark applications filed at the CIPO or USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until, in the case of any Trademarks subject to U.S. registrations, (and only to the extent thereof,) acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section l(c) or Section l(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a hypothec on such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;

(h)

any rights of a Grantor arising under any contract, lease, instrument, license or other document or any Intellectual Property subject thereto to the extent that and only for so long as the grant of a hypothec thereon would (x) constitute a violation of a valid and enforceable restriction in respect of, or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor in, such rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty), or (y) result in a breach, termination, or default under any such contract, lease, instrument, license or other document, or give any other party in respect of any such contract, lease, instrument, license or other document, or any Intellectual Property subject thereto, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this clause (h) shall not affect, limit, restrict or impair the grant by a Grantor of a hypothec pursuant to this Deed on any such Hypothecated Property to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity and provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (h) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other document or Intellectual Property subject thereto shall immediately cease to be an Excluded Asset, and any hypothec that would otherwise be granted thereon shall charge immediately to such contract, lease, instrument, license or other document, or Intellectual Property subject thereto, or to the extent severable, to any portion thereof that does not result in any of the conditions in (x) or (y) above;

(i)	any assets to the extent and for so long as the granting of any hypothec thereon is prohibited by law or by the organizational or governance documents of any Person (and such prohibition is not rendered ineffective by applicable law); and

(j)	any asset with respect to which the Administrative Agent and the Borrowers have reasonably determined in writing that the costs, burden or consequences (including adverse tax consequences) of providing a hypothec on such asset is excessive in relation to the practical benefit afforded thereby to the Secured Parties;

1.13	“Excluded Security” means:

(a)	except as otherwise indicated on Schedule I of the Canadian Security Agreement and except for Equity Interests of a Grantor, more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary;

(b)	except as otherwise indicated on Schedule I of the Canadian Security Agreement, more than 65% of the issued and outstanding Equity Interests of any Domestic Subsidiary that is a disregarded entity under the Code if substantially all of its assets consist of the stock of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code;

(c)	any Equity Interests of any Unrestricted Subsidiary (until such time as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the Credit Agreement);

(d)	any interest in a joint venture or non-wholly owned Restricted Subsidiary to the extent and for so long as the granting of a hypothec thereon would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Restricted Subsidiary (except to the extent any such violation is ineffective under applicable law);

(e)	any Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition that are subject to a Lien permitted by Section 7.0l(v) of the Credit Agreement, which secured Indebtedness is incurred or assumed in connection with such Permitted Acquisition;

(f)	any shares of stock or debt to the extent and for so long as the pledge of such shares of stock or debt is prohibited by law and such prohibition is not rendered ineffective by applicable law;

(g)	any Equity Interests constituting Margin Stock; and

(h)	any Equity Interests of any Subsidiary with respect to which the Administrative Agent and the Borrowers have reasonably determined in writing that the cost, burden or consequences (including adverse tax consequences) of providing a pledge of such Equity Interests is excessive in relation to the practical benefit afforded thereby to the Secured Parties;

1.14	“Hypothecated Property” shall have the meaning given thereto in Section 3.1;

1.15	“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation and all additions, improvements and accessions to, and books and records describing any of the foregoing;

1.16	“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof;

1.17	“Loan Documents” means (a) each Loan Document as defined in the Credit Agreement, (b) each Secured Hedge Agreement, and (c) each agreement pursuant to which Cash Management Obligations have been created.

1.18	“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

1.19	“Other Secured Agreements” means the Senior Secured Notes Indenture and any Permitted Secured Debt Documentation

1.20	“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement;

1.21	“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of Canada or the United States in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of Canada or the United States, including registrations, recordings and pending applications at the CIPO or USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

1.22	“Parent Borrower” means Axcan Intermediate Holdings Inc.;

1.23	“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Hypothecated Property, including all certificates, instruments or other documents representing or evidencing any Hypothecated Property;

1.24	“Replacement Credit Facility” means any credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any senior secured credit facility (including any security therefor) that has been incurred to replace or refinance in full the Obligations under the Credit Agreement or any other Replacement Credit Facility (or otherwise entered into at a time when no other Credit Agreement or Replacement Credit Facility is in effect), unless such agreement or instrument expressly provides that it is not intended to be a Replacement Credit Facility for the purpose hereof.

1.25	“Required Secured Parties” means (a) during an Equal and Ratable Period, all the Debentureholders and (b) at all times other than during an Equal and Ratable Period, the holders of more than 50% of the sum of the then outstanding Secured Notes Obligations (excluding any contingent indemnification obligations not yet due and payable);

1.26	“Secured Agreements” means the Loan Documents, any Replacement Credit Facility and the Other Secured Agreements;

1.27	“Secured Obligations” means the payment of the Debentures and the Senior Secured Notes in principal and interest and the payment of all other sums, if any, due hereunder to the Debentureholders, the Senior Secured Notes Holders or the Trustee;

1.28	“Secured Parties’ Instrument” means any document signed by the Required Secured Parties;

1.29	“Senior Secured Notes” means the Parent Borrower’s senior secured notes due 2015 issued by the Parent Borrower under the Senior Secured Notes Indenture;

1.30	“Senior Secured Notes Holders” means a holder of Senior Secured Notes;

1.31	“Senior Secured Notes Indenture” means the Indenture for the Senior Secured Notes, dated as of the date hereof, as the same may be amended, modified, replaced or refinanced to the extent permitted by the Credit Agreement;

1.32	“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement;

1.33	“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications at the CIPO or the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby;

1.34	“ULC Shares” means those Equity Interests consisting of shares in the capital stock of or other membership or equity interests issued by an issuer that is an unlimited company;

1.35	“unlimited company” means an unlimited company incorporated or otherwise existing under the Companies Act (Nova Scotia);

1.36	“USCO” means the United States Copyright Office;

1.37	“USPTO” means the United States Patent and Trademark Office.

ARTICLE 2

ISSUE OF DEBENTURES

2.1	The Debentures which may be outstanding under this Deed are limited to a principal amount of FIVE HUNDRED AND SEVENTY MILLION US dollars (US$570,000,000) and may be issued as the directors of the Issuer may determine.

2.2	The Debentures shall be substantially in the form set out in Article 11.

2.3	The Debentures shall bear the date of their issue and shall be payable at the place indicated therein or at any other place subsequently designated to the Trustee. The Debentures shall bear interest from the date of their issuance, both before and after maturity, at the rate of twenty-five per cent (25%) per annum. The principal and interest of the Debentures shall be payable on demand, with interest on overdue interest at the aforementioned rate.

2.4	The Debentures may be signed by any officer, director or other representative of the Issuer and shall be certified and delivered by the Trustee to the Issuer or to any other person designated by written instruction to the Trustee signed by any officer or director of the Issuer.

2.5	The certification of the Debentures by the Trustee shall constitute conclusive evidence that the Debentures have been issued hereunder but shall not be construed as a representation or warranty by the Trustee as to the validity of this Deed, the security constituted hereby or the Debentures, and the Trustee shall in no way be liable for the use made of the Debentures or the proceeds thereof. So long as Debentures are outstanding, the Issue shall not issue and the Trustee shall not certify additional Debentures without a Secured Parties’ Instrument authorizing same.

2.6	If a Debentureholder returns a Debenture to the Trustee or the Issuer for cancellation, such Debenture shall be considered as not issued and, subject to the provisions hereof, the Issuer may reissue same or issue other Debentures in place of the Debentures so returned for cancellation.

2.7	The Debentures may be hypothecated, pledged or assigned by the Issuer as security for any indebtedness or any other obligations, direct or indirect, present or future, of the Issuer, or any other person, or may be sold or otherwise alienated. In the event of such hypothec, pledge or assignment, the extinction of the underlying indebtedness or obligation shall not constitute payment of the Debentures. The holder of any Debenture so hypothecated, pledged or assigned shall have the right to cause the Trustee to enter its name and address in the register hereinafter mentioned.

2.8	All Debentures shall benefit equally and rateably from the security constituted hereunder.

2.9	The Trustee shall keep at its office located at the address indicated on the first page of this Deed (or at such other address as the Trustee may indicate in a notice to the Issuer and the Debentureholders) a register in which shall be entered the name and address of each of the Debentureholders. No transfer of Debentures shall be valid unless made on such register and upon compliance with such reasonable requirements as the Trustee may prescribe. The registered holder of a Debenture shall be deemed to be the owner thereof for all purposes of this Deed.

2.10	Upon request from a Debentureholder and subject to such reasonable requirements as the Trustee may prescribe, the Issuer shall issue and the Trustee shall certify and deliver a new Debenture certificate in place of a Debenture certificate requiring replacement by reason of such certificate having been lost, mutilated or destroyed or for any other reason.

ARTICLE 3

CHARGING PROVISIONS

3.1	For purposes of securing the payment and performance of the Secured Obligations, each Grantor hereby hypothecates in favour of the Trustee, as fondé de pouvoir for the Debentureholders and Senior Secured Notes Holders, the universality of all of its property, movable and immovable, personal and real, corporeal and incorporeal, tangible and intangible, present and future, of whatever nature and wherever situated, other than the Excluded Assets and the Excluded Security (the “Hypothecated Property”).

3.2	The hypothec constituted by each Grantor under Section 3.1 is granted for the sum of EIGHT HUNDRED AND FIFTY-FIVE MILLION Canadian dollars (Cdn. $855,000,000), with interest at the rate of twenty-five percent (25%) per annum from the date hereof.

3.3	Without limiting the generality of Section 3.1:

3.3.1	in order to comply with the requirements of the Civil Code of Québec relating to immovable hypothecs, each Grantor acknowledges that the hypothecs created hereunder affect the immovable properties described in Article 12, any after- acquired immovables, all present and future rents provided by these immovables as well as the indemnities payable under insurance contracts covering such rents;

3.3.2	each Grantor acknowledges that the Hypothecated Property includes any patents, trademarks, copyrights, exclusive licenses and any other intellectual property rights described in Article 13.

3.4	All immovable properties owned by the Grantors in the Province of Québec are identified in Article 12 of this Deed.

3.5	All proceeds received by the Trustee upon the sale, lease, other alienation or expropriation of any Hypothecated Property and all insurance proceeds with respect to the Hypothecated Property shall be held by it until same is applied or is used in accordance with the provisions hereof. The receipt and use by the Trustee of such proceeds shall not constitute payment of the Debentures or Senior Secured Notes or a reduction of the security constituted by this Deed, notwithstanding any law, usage or custom to the contrary.

3.6	Notwithstanding anything else contained in this Deed, in the event that Rule 3-16 of Regulation S-X under the Securities Act would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) (such law, rule or regulation, as amended or replaced with another rule or regulation, “Rule 3-16”) the filing with the SEC of separate financial statements of any Affiliate of the Parent Borrower due to the fact that a hypothec on such Affiliate’s Equity Interests or other securities has been granted hereunder as security for the payment or performance, as the case may be, of any Other Secured Obligations, then, solely to the extent securing such Other Secured Obligations, (i) the hypothec granted pursuant to this Deed in such Equity Interests or other securities (the “3-16 Excluded Collateral”) shall automatically be deemed to be released and (ii) the 3-16 Excluded Collateral shall automatically be deemed to not be, and to not have been, Hypothecated Property, in each case to the extent necessary to render such requirement inapplicable. In such event, this Deed may be amended or modified, without the consent of any Secured Party, to the extent necessary to evidence the release of the Liens on the Equity Interests or other securities that are so deemed no longer to constitute Hypothecated Property. For avoidance of doubt, nothing in this paragraph shall result in any release or termination of the hypothecs granted pursuant to this Deed in any 3-16 Excluded Collateral to the extent such hypothecs secure the Credit Facilities Obligations or any Permitted Secured Debt in the form of term loans.

3.7	The Trustee shall execute and deliver all releases, mainlevées, no-interest letters and other instruments and documents reasonably requested by the Grantors to confirm or evidence that the hypothecs granted herein do not affect any property or asset that is not Hypothecated Property including, without limitation, Excluded Assets, Excluded Security or that constitutes 3-16 Note Excluded Collateral pursuant to Section 3.6.

ARTICLE 4

COVENANTS

4.1	Subject to the terms of the Credit Agreement, each Grantor shall be liable and shall pay to the Trustee upon demand all reasonable costs and expenses incurred by the Trustee in the performance of its duties and in the enforcement of the security constituted hereunder (including principal and interest on borrowings or sums advanced for such purposes by the Trustee).

4.2	Each Grantor shall notify the Trustee promptly of:

4.2.1	any change of its name or in the location of its head or chief executive office;

4.2.2	the details of any change in the information contained in Section 3.4.

4.3	Except as otherwise permitted by a Secured Parties’ Instrument, each Grantor shall do all things and execute all documents necessary for the security constituted hereunder to have full effect and be constantly opposable and enforceable in the Province of Québec.

ARTICLE 5

POWERS OF THE TRUSTEE

5.1	After the occurrence of an Event of Default that is continuing, the Trustee may, without being bound to do so, fulfil any or all of the obligations of any Grantor hereunder if such Grantor fails to do so after 10 days’ prior notice to such Grantor specifying the nature of such failure.

5.2	Each Grantor may collect all its claims, rents, debts and accounts receivable forming part of the Hypothecated Property until the Trustee withdraws such authorization. Such authorization may be withdrawn after the occurrence of an Event of Default that is continuing and, with respect to claims arising in connection with Pledged Securities, after the Trustee shall have provided the applicable Grantor with not less than 10 days’ prior notice of such withdrawal. Upon such withdrawal, the Trustee may collect such claims, rents, debts and accounts receivable and shall be entitled to a reasonable commission which it may deduct from amounts collected.

5.3	Where the Hypothecated Property includes Pledged Securities, the Trustee may, after the occurrence of an Event of Default which is continuing, exercise any right attached thereto, including any right to vote, any right of conversion or redemption and any right to receive and retain dividends, interest, principal or other distributions, provided that this Section 5.3 does not apply to ULC Shares, provided that the Trustee shall give the applicable Grantor not less than 10 days’ prior notice of its intention to exercise such rights.

5.4	Each Grantor constitutes and appoints the Trustee its irrevocable attorney, with power of substitution, in order to do any act and to sign any document necessary or useful to the exercise the rights and powers conferred on the Trustee hereunder, which power of attorney shall only be effective after the occurrence of an Event of Default that is continuing and upon the failure of the Grantor to do any act or sign any document required of the Grantor by the Trustee, provided that, in the case of rights exercised in connection with Pledged Securities, the Trustee shall give the applicable Grantor not less than 10 days’ prior notice of its intention to exercise such rights.

5.5

Notwithstanding any provisions to the contrary contained in this Deed, the Grantor of any hypothec on ULC Shares is the sole registered and beneficial owner of all Hypothecated Property which is ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Trustee or any other person on the books and records of the issuer of such ULC Shares. Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such ULC Shares (except insofar as the Grantor has granted a hypothec on such dividends, property or other distributions, and any shares shall be delivered to the Trustee to hold as Hypothecated Property hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the issuer of such ULC Shares to the same extent as the Grantor would if such ULC Shares were not hypothecated in favour of the Trustee pursuant hereto. Nothing in this Deed is intended to, and nothing in this Deed shall constitute the Trustee, or any person other than the Grantor a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) until such time as notice is given to the Grantor and further steps are taken thereunder so as to register the Trustee, or any other person as holder of the Hypothecated Property which are ULC Shares. To the extent any provision hereof or of any other document would have the effect of constituting the Trustee or any other person as a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Hypothecated Property which is ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to the Hypothecated Property which is not ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of the Hypothecated Property which is ULC Shares following the occurrence and during the continuance of an Event of Default, no Grantor shall cause or permit, or enable any unlimited company in which it holds ULC Shares to cause or permit, the Trustee to: (a) be registered as a shareholder or member of such unlimited company; (b) have any notation entered in its favour in the share register of such unlimited company; (c) be held out as a shareholder or member of such unlimited company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited company by reason of the Trustee holding a hypothec on such unlimited company; or (e) act as a shareholder or member of such unlimited company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited company.

ARTICLE 6

DEFAULT

6.1	Each of the following events shall be an event of default (“Event of Default”):

6.1.1	if the Issuer fails to pay any Debenture on demand; or

6.1.2	an “Event of Default” as such term is defined in the Canadian Security Agreement.

ARTICLE 7

REMEDIES IN CASE OF DEFAULT

7.1	If an Event of Default occurs and provided same is continuing, the Trustee may, at its discretion, and shall, if required by a Secured Parties’ Instrument, declare the security hereby constituted to have become enforceable.

7.2	If the security hereby constituted becomes enforceable:

7.2.1	the Trustee may realize the security constituted hereunder and exercise all rights and remedies of a hypothecary creditor under the Civil Code of Québec and of a secured party under the laws of any jurisdiction where any Hypothecated Property shall be situated or where the security constituted hereunder shall be enforced; and

7.2.2	the Trustee may also (without being required to do so) but subject to any mandatory provision of applicable law take possession and administer the Hypothecated Property or any part thereof, with full power to use, protect, preserve and sell same and to receive all revenue therefrom, including granting leases in respect thereof or renewing existing leases on terms and conditions it deems appropriate and the Trustee may compromise or transact with the debtors of debts and accounts receivable which are subject to the security constituted hereby and may grant releases and discharges thereto. The Trustee may also do all things necessary or useful for the purpose of selling or realizing the Hypothecated Property, including completing the manufacture of inventory and purchasing raw materials.

7.3	The Trustee may, if authorized by a Secured Parties’ Instrument, waive in writing any default or any rights hereunder. Any such action on the part of the Trustee shall not affect any subsequent default or the remedies arising therefrom.

7.4	The remedies provided in this Article 7 may be exercised on all the Hypothecated Property taken as a whole or in respect of any part thereof.

ARTICLE 8

GENERAL PROVISIONS

8.1	The security created hereby is in addition to and not in substitution for any other security held by the Trustee or the Debentureholders.

8.2	This security is a continuing security and shall subsist notwithstanding the payment from time to time, in whole or in part, of any of the obligations secured hereby. The hypothec constituted hereunder is not a “floating hypothec” and this Deed is not intended to create a trust under the laws of the Province of Québec.

8.3	In each case provided in Section 6.1, the Grantors shall be in default by the mere lapse of time, without the necessity of any notice or demand other than as set forth in Section 6.1.

8.4	Any sum collected by the Trustee may be held by the Trustee as Hypothecated Property, provided that any such sum shall be applied to the payment of the obligations secured hereby and then due in the following order:

8.4.1	First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Trustee in its capacity as such;

8.4.2	Second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest, letter of credit fees, commitment fees and prepayment or make-whole premiums and fees in accordance with the provisions of the applicable Secured Agreement, ratably among them in proportion to the amounts described in this Section 8.4.2 payable to them;

8.4.3	Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations, ratably among the Debentureholders and Secured Notes Holders in proportion to the respective amounts described in this Section 8.4.3 held by them;

8.4.4	Fourth, to the payment of all of the other Secured Obligations that are due and payable on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to them on such date; and

8.4.5	Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Law;

provided, that in no event shall the proceeds of any collection or sale of Note Excluded Collateral be applied to the payment of any Other Secured Obligations (other than Other Secured Obligations in the form of term loans).

8.5	The exercise by the Trustee of any recourse shall not preclude the Trustee from exercising any other recourse provided hereunder or by law. All the recourses of the Trustee are cumulative and not alternative. The failure of or forbearance by the Trustee to exercise any recourse hereunder does not constitute a renunciation to the later exercise of such recourse. The Trustee may exercise its recourses hereunder without being required to exercise any recourse against any other person liable for the payment of the obligations secured hereby or to realize any other security held for the payment of such obligations.

8.6

Upon any sale or other transfer by any Grantor of any Hypothecated Property that is permitted under (i) during an Equal and Ratable Period, the Credit Agreement or any Replacement Credit Facility and (ii) at any time other than during an Equal and Ratable Period, the Other Secured Agreements, the hypothec granted in such Hypothecated Property (but not in the proceeds thereof) shall be automatically released to the extent provided in the applicable Secured Agreement. During an Equal and Ratable Period, upon the effectiveness of any written consent to the release of the hypothec granted hereby in any Hypothecated

Property pursuant to Section 9.11 of the Credit Agreement or equivalent provision of any Replacement Credit Facility, such hypothec in such Hypothecated Property (but not the proceeds thereof) shall be automatically released with respect to all Secured Obligations. Upon the effectiveness of any written consent to the release of the hypothec granted hereby on any Hypothecated Property pursuant to any Other Secured Agreement, such hypothec on such Hypothecated Property shall be released solely respect to the Secured Obligations arising under such Other Secured Agreement.

8.7	In connection with any termination or release pursuant to Section 8.6, the Trustee shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 8.7 shall be without recourse to or warranty by the Trustee.

8.8	Notwithstanding anything to the contrary set forth in this Deed, no release of a Grantor from its obligations hereunder with respect to Secured Obligations arising under the Other Secured Agreements or of a hypothec granted hereunder with respect to Secured Obligations arising under the Other Secured Agreements shall occur pursuant to Section 8.6 if the transactions or consents that would otherwise give rise to such release shall have occurred substantially concurrently with or in contemplation of the Equal and Ratable Period, unless such release is expressly permitted pursuant to the Other Secured Agreements or approved by the holders of the Secured Obligations arising thereunder.

ARTICLE 9

THE TRUSTEE

9.1	The Trustee shall hold the hypothecs granted pursuant to this Deed for the benefit of the Debentureholders and such Senior Secured Notes Holders, as fondé de pouvoir, and shall act in such capacity in the exercise of the rights conferred on the Trustee hereunder. The Trustee is hereby appointed and shall be considered a fondé de pouvoir of the Debentureholders within the meaning of Article 2692 of the Civil Code of Québec. The Trustee may perform any act necessary to the performance of its duties.

9.2	Any person who becomes a Debentureholder or a Senior Secured Notes Holder shall benefit from the provisions hereof and the appointment of the Trustee as agent and fondé de pouvoir for the Debentureholders and Senior Secured Notes Holders and, upon becoming a Debentureholder or a Senior Secured Notes holder, irrevocably authorizes the Trustee to perform such functions.

9.3	No Debentureholder or Senior Secured Notes Holder may exercise individually any rights conferred on the Trustee.

9.4	The Trustee shall have the right to proceed in its name as Trustee hereunder in the enforcement of the security hereby constituted by any remedy provided by law. The Trustee may, before exercising any remedy, require the Debentureholders and Senior Secured Notes Holders to deposit the Debentures with the Trustee, for which Debentures and Senior Secured Notes the Trustee shall issue a receipt.

9.5	No person dealing with the Trustee or its agents need inquire whether the security hereby constituted has become enforceable or whether the powers which the Trustee is purporting to exercise have become exercisable.

9.6	The Trustee is only required to exercise reasonable care in the exercise of its rights and the performance of its obligations.

9.7	The Trustee may delegate the exercise of its rights or the performance of its obligations hereunder to another person including a Debentureholder. In that event, the Trustee may furnish that person with any information it may have concerning the Grantors or the Hypothecated Property.

9.8	The rights of the Trustee hereunder shall benefit any assignee or successor of the Trustee, including any person resulting from the amalgamation of the Trustee with any other person.

9.9	The Trustee shall be under no duty to take any discretionary action permitted to be taken by it hereunder or pursuant to applicable law unless it shall be requested to do so by a Secured Parties’ Instrument.

9.10	The Trustee may exercise all of its rights hereunder without possession of the Debentures or Senior Secured Notes and without having to produce same in support of any judicial proceeding or trial in connection therewith.

9.11

The Trustee may at any time resign hereunder (i) during an Equal and Ratable Period, upon thirty (30) days’ notice to the Debentureholders and the Grantors and (ii) at all times other than during an Equal and Ratable Period, upon thirty (30) days’ notice to the Secured Notes Trustee and the Grantors; the Required Secured Parties may then appoint a new Trustee which Trustee shall be acceptable to the Grantors, acting reasonably. The Required Secured Parties may also remove the Trustee and appoint a new Trustee in its place and stead, which Trustee shall be acceptable to the Grantors, acting reasonably, upon thirty (30) days’ notice to the Trustee and to the Grantors. Notwithstanding the foregoing, if an Event of Default occurs and same is continuing, the Grantors shall not have any rights whatsoever in relation to the appointment of a new Trustee. Such new Trustee, without further act, shall be vested with and have the rights and powers granted to the Trustee hereunder and shall be subject in all respects to the conditions and provisions hereof.

9.12	Notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Québec), which are hereby waived, the Trustee may acquire and be the holder of any Debenture issued hereunder and each Debentureholder, by its acceptance of a Debenture, acknowledge that the first issue of the Debenture has been or may be purchased by the Trustee. The Issuer and the Trustee hereby acknowledge that each Debenture issued hereunder constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

ARTICLE 10

GOVERNING LAW

10.1	This Deed shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

ARTICLE 11

FORM OF DEBENTURE

CANADA		[	•]
PROVINCE OF QUÉBEC	US $	[	•]

AXCAN PHARMA INC., a legal person duly constituted under the laws of Canada, having its registered office at [•] (hereinafter called the “Corporation”), for value received, promises to pay, on demand, to Bank of America, N.A. or to its order, at its office located at [•], the sum of [•] dollars (US$[•]) with interest thereon from the date hereof at the rate of TWENTY-FIVE percent (25%) per annum, both before and after maturity, with interest on overdue interest at the same rate.

This Debenture is issued under and secured by a Deed of Hypothec (the “Deed of Hypothec”) bearing the date of [•], 2008 executed by the Corporation in favour of Bank of America, N.A. as fondé de pouvoir for the Debentureholders (the “Trustee”), and this Debenture is subject to, and its holder is bound by, the provisions of the Deed of Hypothec.

This Debenture shall be certified by the Trustee and may be transferred by its holder upon compliance with the provisions of the Deed of Hypothec.

This Debenture is governed by the laws applicable in the Province of Québec.

The Corporation and the holder of this Debenture, by its acceptance hereof, have requested that this Debenture be drafted in English only. La Société et le détenture de cette débenture, par son acceptation, ont requis que cette débenture soit rédigée en anglais seulement.

IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its undersigned representative as of the day and year first written above.

AXCAN PHARMA INC.

By:

***

TRUSTEE’S CERTIFICATE

This Debenture has been issued under the Deed of Hypothec within mentioned and Bank of America, N.A. appears on the register of the Trustee as the holder of this Debenture.

SIGNED AT [•], this [•] day of [•], [•]

BANK OF AMERICA, N.A.

By:
Authorized Representative

ARTICLE 12

DESCRIPTION OF IMMOVABLE PROPERTIES

12.1	Lot no. TWO MILLION NINE HUNDRED SEVENTY-THREE THOUSAND FIVE HUNDRED AND SEVENTY-SIX
(2 973 576) of the cadastre of Québec, Registration division of Rouville 597, Sir-Wilfrid-Laurier Blvd., Mont Saint-Hilaire, Qc.

12.2	Lot no. THREE MILLION TWO HUNDRED FORTY-NINE THOUSAND NINE HUNDRED AND SIXTY (3 249 960) of the cadastre of Québec, Registration division of Rouville 635, Sir-Wilfrid-Laurier Blvd., Mont Saint-Hilaire, Qc.

12.3	Lot no. ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND SIX HUNDRED AND SEVENTY-FIVE (1 819 675) of the cadastre of Québec, Registration division of Rouville Vacant lot

12.4	Lot no. ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND EIGHT HUNDRED AND FORTY-ONE (1 819 841) of the cadastre of Québec, Registration division of Rouville Vacant lot

12.5	Lot no. ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND NINE HUNDRED AND SIXTEEN (1 819 916) of the cadastre of Québec, Registration division of Rouville Vacant lot

The whole as to all immovable properties hereinabove described with the buildings thereon erected, members and appurtenances.

ARTICLE 13

INTELLECTUAL PROPERTY

13.1	Patents

Grantor	Country	Application No.	Filing Date	Patent No.	Issue Date
Axcan Pharma Inc.	U.S.	60/943,029

Axcan Pharma Inc.	U.S.	09/581,721	June 16, 2000	6,350,468	February 26, 2002

Axcan Pharma Inc.	U.S.	08/722,720	September 30, 1996	5,731,302	March 24, 1998

Axcan Pharma Inc.	U.S.	08/075,227	June 10, 1993	5,438,071	August 1, 1995

Axcan Pharma Inc.	U.S.	07/873,860	April 27, 1992	5,244,914	September 14, 1993

Axcan Pharma Inc.	U.S.	07/366,374	June 14, 1989	5,059,619	October 22, 1991

Axcan Pharma Inc.	Canada	2,535,451	August 3, 2004

Axcan Pharma Inc.	Canada		December 14, 1998	2,315,408	May 24, 2005

Axcan Pharma Inc.	Canada		April 27, 1993	2,094,974	October 22, 1996

Axcan Pharma Inc.	Canada		June 12, 1990	2,018,751	August 21, 2001

Axcan Pharma Inc.	Canada	552,113	November 18, 1987	1,318,590	June 1, 1993

13.2	Trademarks

Grantor	Country	Mark	Application Number	Filing Date	Reg. No.	Reg. Date
Axcan Pharma Inc.	U.S.	P & Design	77/338,871	November 28, 2007

Axcan Pharma Inc.	U.S.	PYLERA	78/846,616	March 27, 2006

Axcan Pharma Inc.	U.S.	Design Only	76/604,619	July 29, 2004	3,200,054	January 23, 2007

Axcan Pharma Inc.	U.S.	AXCAN PHARMA	76/493,594	February 27, 2003	2,942,643	April 19, 2005

Axcan Pharma Inc.	U.S.	AXCAN PHARMA	76/493,593	February 27, 2003	2,942,642	April 19, 2005

Axcan Pharma Inc.	U.S.	CANASA	76/124,724	September 8, 2000	2,595,613	July 16, 2002

Axcan Pharma Inc.	U.S.	AXCAN	75/719,930	June 3, 1999	2,516,220	December 11, 2001

Axcan Pharma Inc.	U.S.	HELICIDE	75/577,106	October 26, 1998	2,691,264	February 25, 2003

Axcan Pharma Inc.	U.S.	HP Design	75/183,338	October 18, 1996	2,148,843	April 7, 1998

Axcan Pharma Inc.	Canada	PYLERA	1293439	March 14, 2006

Axcan Pharma Inc.	Canada	URSO DS	1150141	August 16, 2002	TMA604671	March 10, 2004

Axcan Pharma Inc.	Canada	CANASA	1074148	September 7, 2000	TMA567243	September 11, 2002

Axcan Pharma Inc.	Canada	AXCAN	1016503	May 20, 1999	TMA537231	May 1, 2001

Axcan Pharma Inc.	Canada	GUT DYSFUNCTION & Design	874967	April 8, 1998	TMA544345	May 1, 2001

Axcan Pharma Inc.	Canada	ENDOSPRAY & Design	865535	December 22, 1997	TMA528070	May 18, 2000

Axcan Pharma Inc.	Canada	HELICIDE	854909	August 29, 1997	TMA533865	September 29, 2000

Axcan Pharma Inc.	Canada	URSO	810760	April 24, 1996	TMA485507	November 14, 1997

Axcan Pharma Inc.	Canada	HP & Design	782046	May 4, 1995	TMA460817	August 2, 1996

Axcan Pharma Inc.	Canada	GASTROSTAT	775874	February 17, 1995	TMA465167	October 25, 1996

Axcan Pharma Inc.	Canada	AXCAN PHARMA & Design	754109	May 5, 1994	TMA452158	December 22,1995

Grantor	Country	Mark	Application Number	Filing Date	Reg. No.	Reg. Date
Axcan Pharma Inc.	Canada	OMNI-SAL	749376	March 11, 1994	TMA444052	June 16, 1995

Axcan Pharma Inc.	Canada	INTERFALK & Design	704887	May 15, 1992	TMA421708	December 31, 1993

Axcan Pharma Inc.	Canada	URSO FALK URSODIOL & Design	687348	August 7, 1991	TMA442443	May 5, 1995

Axcan Pharma Inc.	Canada	DIGESS 8000 Design	690246	September 25, 1991	TMA441201	March 31, 1995

Axcan Pharma Inc.	Canada	GASTROENTERO LOGY HEPATOLOGY UPDATE & Design	695289	December 5, 1991	TMA417337	September 24, 1993

Axcan Pharma Inc.	Canada	AXCAN	652134	March 1, 1990	TMA385233	May 31, 1991

Axcan Pharma Inc.	Canada	Axcan Design	652131	March 1, 1990	TMA385954	June 21, 1991

Axcan Pharma Inc.	Canada	Intestine Design	679931	December 14, 1990	TMA433571	September 23, 1994

Axcan Pharma Inc.	Canada	Intestine Design	606863	May 13, 1988	TMA359051	July 28, 1989

Axcan Pharma Inc.	Canada	Intestine Design	606864	May 13, 1988	TMA354457	April 7, 1989

Axcan Pharma Inc.	Canada	RECTOVALONE	590819	August 28, 1987	TMA374364	October 19, 1990

Axcan Pharma Inc.	Canada	SALOFALK	534537	January 11, 1985	TMA311983	March 7, 1986

Axcan Pharma Inc.	Canada	URSOFALK	533610	December 18, 1984	TMA376314	November 30, 1990

Axcan Pharma Inc.	Canada	PERMASCLEROL	521472	May 3, 1984	TMA3 06477	August 30, 1985

Axcan Pharma Inc.	Canada	MODULON	498284	February 2, 1983	TMA291849	June 8, 1984

Axcan Pharma Inc.	Canada	Accurette Design	468095	April 7, 1981	TMA274561	December 3, 1982

Axcan Pharma Inc.	Canada	SULCRATE	440739	June 8, 1979	TMA254500	January 2, 1981

Axcan Pharma Inc.	Canada	VIOKASE	286076	December 2, 1964	TMA140639	June 4, 1965

Axcan Pharma Inc.	Canada	BENTYLOL	255242	February 10, 1960	TMA118834	July 15, 1960

Axcan Pharma Inc.	Canada	PROCTOSEDYL	242615	October 4, 1957	TMA112154	November 7, 1958

13.3	Copyrights

Grantor	Country	Copyright	Reg. No.	Reg. Date
Axcan Pharma Inc.	Canada	CAPTAIN PYLERA	1053639	November 15, 2007

13.4	Exclusive Licenses

Grantor	IP Agreements
None

WHEREOF ACTE, done and passed at the City of Montréal, on the date aforesaid and remains of record in the office of the undersigned Notary under the minute number six thousand one hundred and twenty-five (6125).

And, after the parties declared that they have taken cognizance of these presents and to have exempted the undersigned Notary from reading them or causing them to be read, the said authorized representatives of the Grantors and the Trustee signed these presents in the presence of the said Notary who has also signed.

AXCAN PHARMA INC.

By:	/s/ Richard Tarte

AXCAN CANADA (INVEST) ULC

By:	/s/ Richard Tarte

AXCAN NOVA SCOTIA 1 ULC

By:	/s/ Richard Tarte

AXCAN NOVA SCOTIA 2 ULC

By:	/s/ Richard Tarte

AXCAN NOVA SCOTIA 3 ULC

By:	/s/ Richard Tarte

BANK OF AMERICA, N.A.

By:	Authorized Signatory

/s/ Kevin Leonard
Mtre. Kevin Leonard, Notary